Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Fourth Quarter and Fiscal 2004 Earnings

(Bassett, Va.) – January 10, 2005 – Bassett Furniture Industries Inc. (NASDAQ: BSET) announced today its earnings for its fourth quarter and fiscal year ended November 27, 2004.

Sales for the fourth quarter of 2004 were $80.1 million, down 3% from fourth quarter 2003 levels, reflecting the continued transition from traditional channels of distribution to the Company’s Bassett Furniture Direct (BFD) stores. For the year, 2004 sales of $315.7 million, were basically flat with 2003 sales levels. Shipments to the BFD channel were up $20.3 million or 13% over 2003, offsetting attrition in other channels (including a $10.6 million decrease with JCPenney and a $9.7 million decrease with smaller independent furniture stores). Sales to BFD stores were 60% of total wholesale shipments in 2004 compared to 53% in 2003.

The Bassett Furniture Direct retail store program continues to grow with 116 stores in operation at the end of 2004. The Company expects licensees to open 20 to 25 additional BFD stores in fiscal year 2005, spread fairly evenly throughout the year. The Company expects sales growth from these stores will outpace sales attrition from other channels in 2005.

The Company reported net income for the quarter of $2.9 million or $.24 per share as compared to $3.2 million or $.28 per share for the fourth quarter of 2003. For the year, the Company recorded net income of $8.2 million or $.69 per diluted share, after both realizing a $3.9 million gain on the sale of its former California upholstery facility and recognizing $4.1 million in restructuring and impaired asset charges in 2004. This compares to a $.5 million net loss in 2003. Excluding restructuring and impaired asset charges and the gain on sale of the California upholstery facility, and in 2003, the cumulative effect of an accounting change, net income for 2004 was $8.4 million or $.70 per diluted share compared to $6.7 million or $.58 per share in 2003.* A reconciliation to the net income and earnings per share for such periods has been set forth below.

Fourth quarter 2004 operating income was lower than fourth quarter 2003 operating earnings due to the sales decline, costs associated with closing the Company’s former wood manufacturing facility in Macon, Ga., and to inventory LIFO reserve adjustments (related to inventory level reductions) in 2003 which did not occur in 2004. Other income improved in the fourth quarter of 2004 compared to the fourth quarter of 2003 primarily due to the performance of the Company’s investment portfolio and gains from sales of investments in 2004.

The 2004 full year earnings improvement resulted from a combination of BFD sales growth, an increased mix of imported product and improved retail performance from LRG and the Company-owned BFD stores. The retail improvement was primarily due to a reduction in selling, general, and administrative expenses, resulting from actions taken in 2003 that lowered the expense structure of these stores.

“Overall retail conditions were fairly spotty throughout most of our fourth quarter and as a result we did not achieve our targeted sales or operating earnings for the quarter,” said Robert H. Spilman, Jr., president and chief executive officer. “For the year, we were pleased with the improvement in our retail results, the growth of our import division, and the growth of our BFD store program,” continued Spilman. “The success of new product introductions in bedroom, dining, juvenile, and leather were instrumental to our improvement in 2004. We expect to see continued earnings improvement in 2005 through a combination of the 20 to 25 new BFD stores that will open this year, initiatives in place to improve our domestic wood business, and the continued growth of our import division. Additionally, we believe our manufacturing capacity is now aligned with our BFD business and with current demand. Our primary focus in 2005 will be continuing to improve every aspect of our BFD store program.”

The Company increased inventories $10.8 million during the year to support the introduction of new collections and provide better service levels for key imported items. The 2004 increase follows an $11 million decrease in inventories in 2003. For the year, the Company utilized over $11 million in cash, reflecting in part the increased inventories and the Company’s ongoing support of its quarterly dividend. Additionally, the proceeds of selling former manufacturing properties were reinvested in the business, primarily in retail real estate. The Company also increased its investment portfolio during the year.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on March 1, 2005, to shareholders of record on February 14, 2005, and announced that its annual meeting for stockholders has been scheduled for February 22, 2005.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 116 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

*	The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Certain of the statements contained in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond fiscal year 2004, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended November 27, 2004		13 Weeks Ended November 29, 2003
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$80,146	100.0%	$82,944	100.0%

Cost of sales	59,280	74.0%	60,535	73.0%

Gross profit	20,866	26.0%	22,409	27.0%

Selling, general and administrative	19,857	24.7%	20,025	24.0%

Income from operations	1,009	1.3%	2,384	3.0%

Other income, net	2,624	3.3%	1,367	1.6%

Income before income taxes	3,633	4.6%	3,751	4.6%
Income tax provision	(765)	-1.0%	(546)	-0.7%

Net income	$2,868	3.6%	$3,205	3.9%

Basic earnings per share:	$0.24		$0.28

Diluted earnings per share:	$0.24		$0.28

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	52 Weeks Ended November 27, 2004		52 Weeks Ended November 29, 2003
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$315,654	100.0%	$316,857	100.0%

Cost of sales	234,612	74.3%	234,861	74.1%

Gross profit	81,042	25.7%	81,996	25.9%

Selling, general and administrative	77,145	24.4%	80,026	25.3%
Gain on sale of property	(3,890)	-1.2%	—	0.0%
Restructuring and impaired asset charges	4,060	1.3%	3,200	1.0%

	77,315	24.5%	83,226	26.3%

Income (loss) from operations	3,727	1.2%	(1,230)	-0.4%
Other income, net	7,123	2.2%	6,097	1.9%

Income before income taxes and cumulative effect of accounting change	10,850	3.4%	4,867	1.5%
Income tax provision	(2,641)	-0.8%	(462)	-0.1%

Income before cumulative effect of accounting change	8,209	2.6%	4,405	1.4%

Cumulative effect of accounting change, net of income tax of $3,200	—	0.0%	(4,875)	-1.5%

Net income (loss)	$8,209	2.6%	$(470)	-0.1%

Basic earnings (loss) per share:
Income before cumulative effect of accounting change	$0.70		$0.38
Cumulative effect of accounting change	—		(0.42)

Net income (loss) per share	$0.70		$(0.04)

Diluted earnings (loss) per share:
Income before cumulative effect of accounting change	0.69		0.38

Cumulative effect of accounting change	—		(0.42)

Net income (loss) per share	$0.69		$(0.04)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	52 Weeks Ended November 27, 2004	52 Weeks Ended November 29, 2003
Net income (loss) as reported	$8,209	$(470)
Gain on sale of property, net of income taxes	(2,840)	—
Restructuring and impaired asset charges, net of income taxes	3,004	2,304
Cumulative effect of accounting change, net of income taxes	—	4,875

Net income as adjusted	$8,373	$6,709

Reconciliation of Earnings (Loss) Per Share as Reported

to Earnings Per Share as Adjusted (Unaudited)

	52 Weeks Ended November 27, 2004	52 Weeks Ended November 29, 2003
Diluted earnings (loss) per share	$0.69	$(0.04)
Gain on sale of property, net of income taxes	(0.24)	—
Restructuring and impaired asset charge, net of income taxes	0.25	0.20
Cumulative effect of accounting change, net of income taxes	—	0.42

Diluted earnings per share as adjusted	$0.70	$0.58

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) November 27, 2004	November 29, 2003
Assets

Current assets
Cash and cash equivalents	$4,022	$15,181
Accounts receivable, net	40,507	39,230
Inventories	47,285	36,454
Deferred income taxes	4,130	5,307
Assets held for sale, net	2,753	1,881
Other current assets	3,980	4,525

Total current assets	102,677	102,578

Property and equipment, net	40,243	48,800

Investments	73,520	65,151
Retail real estate, net	53,085	32,930
Notes receivable, net	14,642	14,799
Other, net	13,199	15,522

	154,446	128,402

Total assets	$297,366	$279,780

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$19,948	$15,127
Accrued liabilities	18,601	21,741

Total current liabilities	38,549	36,868

Long-term liabilities
Employee benefits	9,423	9,824
Real estate notes payable	15,604	—
Distributions in excess of affiliate earnings	12,578	13,070

	37,605	22,894

Commitments and Contingencies

Stockholders’ equity

Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,735,967 in 2004 and 11,599,936 in 2003	58,680	58,000
Retained earnings	159,714	159,487
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,818	2,531

Total stockholders’ equity	221,212	220,018

Total liabilities and stockholders’ equity	$297,366	$279,780

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	52 Weeks Ended November 27, 2004	52 Weeks Ended November 29, 2003
Operating Activities
Net income (loss)	$8,209	$(470)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,151	10,521
Equity in undistributed income of investments	(10,708)	(11,234)
Provision for write-down of property and equipment	2,353	1,530
Cumulative effect of accounting change, net	—	4,875
Provision for losses on trade accounts receivable	1,430	604
Net gain from sales of investments	(1,188)	(289)
Net gain from sales of property and equipment	(3,890)	(60)
Deferred income taxes	1,876	(1,154)
Changes in employee benefit liabilities	(401)	(328)
Changes in operating assets and liabilities, exclusive of assets and liabilities acquired in a business combination:
Trade accounts receivable	(2,707)	307
Inventories	(10,831)	11,144
Refundable income taxes	—	2,924
Other current assets	(1,491)	3,563
Accounts payable and accrued liabilities	1,682	628

Net cash (used in) provided by operating activities	(5,515)	22,561

Investing Activities
Purchases of property and equipment, net	(11,043)	(6,215)
Proceeds from sales of property and equipment	8,362	729
Proceeds from sales of investments	24,019	26,776
Purchases of investments	(24,979)	(21,776)
Dividends from an affiliate	5,623	5,154
Other, net	115	499

Net cash provided by investing activities	2,097	5,167

Financing Activities
Repayments under revolving credit arrangement	—	(3,000)
Repayments of real estate notes payable	(201)	(783)
Issuance of common stock, net	2,587	319
Repurchases of common stock	(772)	(1,193)
Cash dividends	(9,355)	(9,261)

Net cash used in financing activities	(7,741)	(13,918)

Net change in cash and cash equivalents	(11,159)	13,810

Cash and cash equivalents, beginning of year	15,181	1,371

Cash and cash equivalents, end of year	$4,022	$15,181

Note -	Purchases of property and equipment, net for 2004 includes the acquisition of five store properties acquired through cash payments totaling $3,397 and non-cash assumption of $16,231 of real estate notes payable.